April 27, 2007

Greenwich Capital Acceptance, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

Re:	Greenwich Capital Acceptance, Inc.,
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Greenwich Capital Acceptance, Inc., a Delaware corporation (the “Company”), in connection with the offering of approximately $867,947,000 aggregate principal amount of the Company’s HarborView Mortgage Loan Trust Mortgage Loan Pass-Through Certificates, Series 2007-3 (the “Certificates”) pursuant to a prospectus dated March 26, 2007 (the “Base Prospectus”), as supplemented by a prospectus supplement dated April 26, 2007 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). A registration statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-140279) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on March 26, 2007. As set forth in the Prospectus, the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of April 1, 2007 (the “Pooling and Servicing Agreement”), among Greenwich Capital Financial Products, Inc. (“GCFP” or the “Seller”), the Depositor, Wells Fargo Bank, N.A., as trustee (in such capacity, the “Trustee”), and Clayton Fixed Income Services Inc., as credit risk manager (the “Credit Risk Manager”).

Capitalized terms used but not defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

We have examined a form of the Pooling and Servicing Agreement, forms of the Certificates, the Prospectus and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Greenwich Capital Acceptance, Inc.
April 27, 2007

Based upon the foregoing, we are of the opinion that:

(i) When the Pooling and Servicing Agreement has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company, the Seller, the Credit Risk Manager and the Trustee and any other party thereto, the Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations;

(ii) When the issuance and sale of the Certificates have been duly authorized by all requisite corporate action on the part of the Company, and when the Certificates have been duly and validly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and delivered against payment therefor pursuant to the Underwriting Agreement dated as of April 26, 2007, between the Company and Greenwich Capital Markets, Inc., the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Pooling and Servicing Agreement;

(iii) Under existing law, each REMIC created under the Pooling and Servicing Agreement will qualify as a “real estate mortgage investment conduit” (“REMIC”) within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”); each class of Certificates, other than the Class R Certificate and exclusive of any rights or obligations with respect to Basis Risk Shortfalls, will represent beneficial ownership of regular interests issued by a REMIC for federal income tax purposes; the Class R Certificate will represent beneficial ownership of the residual interest in each REMIC; and

Greenwich Capital Acceptance, Inc.
April 27, 2007

(iv) The statements contained under the caption “Material Federal Income Tax Consequences” in the Base Prospectus and the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth in this opinion express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Base Prospectus and Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP
McKee Nelson LLP